Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into by and between Miller Industries, Inc., a Tennessee corporation (the “Company”), and Jeffrey I. Badgley (the “Executive”) as of this 18th day of April, 2011 and amends the Employment Agreement between the parties hereto that was made and entered into as of the 30th day of December, 2008 (the “Agreement”).

WHEREAS, the parties to this Amendment have previously entered into the Agreement and now desire to amend the Agreement to provide for certain annual cash bonus payments under certain circumstances.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1. Section 4(b) Bonus of the Agreement is hereby amended by adding the following sentence to the end of such section:

“The Executive’s cash bonus payments shall be governed by the terms of Exhibit A to this Agreement, which is incorporated into this Agreement by this reference, until such time as such terms may be supplemented, modified or terminated by the Company.”

2. The Exhibit A attached to this Amendment shall be added to and constitute a part of the Agreement.

3. The Agreement shall remain in full force and effect other than as expressly modified by this Amendment.

The parties hereto have executed this Amendment as of this date first written above.

MILLER INDUSTRIES, INC.

By:	/s/ J. Vincent Mish
J. Vincent Mish
Chief Financial Officer

EXECUTIVE

/s/ Jeffrey I. Badgley
Jeffrey I. Badgley

Exhibit A
to
Employment Agreement

ANNUAL BONUS PLAN

1.             Eligibility

The Executive shall be eligible to earn an annual cash bonus pursuant to the terms and conditions of this Exhibit A, as they may be modified, amended or terminated by the Company.

2.             Calculation of and Limitations on Bonus

The Executive will be eligible to receive a cash amount equal to 1.0% of the first $20 million of the Company’s pre-tax net income, plus 0.5% of the Company’s pre-tax net income in excess of $20 million (in each case without giving effect to this bonus), for any fiscal year of the Company, beginning with the fiscal year ending December 31, 2011, and for future fiscal years until revised by the Company.

Pre-tax net income as used herein shall be determined based on the pretax net income reflected in the Company’s annual financial statements as audited by the Company’s independent accountants; provided that the Compensation Committee of the Board of the Company (the “Committee”) may adjust the Company's financial results for purposes of calculating a bonus hereunder to exclude the effect of unusual and/or unforeseen charges or income items or other events, including acquisitions or dispositions of businesses or assets, reorganizations, restructurings, reductions in force, or changes in accounting policies or practices, which the Committee concludes are distortive of results for the relevant fiscal year.  In particular, in calculating the pre-tax net income, gains or losses in currency translation shall be excluded.  In addition, the Committee may adjust its calculations to exclude the unanticipated effect on financial results of the Company resulting from changes in the Internal Revenue Code, as amended ( the “Code”) or other tax laws, or the regulations relating thereto.

The Committee may, in its discretion, decrease the amount of the Executive’s bonus payable hereunder if in the Committee’s judgment the performance targets have become an inappropriate measure of achievement, a change in the Executive’s employment status, position or duties, unsatisfactory performance of the Executive, or for such other reasons as the Committee deems appropriate.

No bonus shall be paid hereunder to the extent it would result in the total compensation, as defined in Section 280G of the Code, which includes salary and bonus, paid to the Executive by the Company to exceed $975,000 in any fiscal year of the Company.

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3.             Timing of Payment

As soon as administratively practical and no later than March 15, 2012 (or for subsequent fiscal years, the March 15th following the end of the applicable fiscal year), the Committee will determine and the Company will pay the amount of the bonus to the Executive, calculated in accordance with Section 2 above.

4.             Clawback and Requirement to Repay

a.  Restatement Clawback.  If, at any time in the future, the Company restates its financial statements for a fiscal year with respect to which a bonus has been paid and the Executive would have received a smaller bonus under the restated financial statements than he actually received, the Executive shall be required to repay to the Company the difference between the amount received and the amount that would have been payable under the restated financial statements.  The Executive and the Company shall cooperate to establish a repayment schedule for the recovery of such overpayment, generally with the full amount to be repaid within 90 days of the date the restated financial statements are complete.

b.  Pre-Tax Net Loss Clawback.  In addition, any bonus paid hereunder is subject to repayment by the Executive to the Company in future years if the Company experiences a pre-tax net loss in any future year during which the Executive remains employed by the Company or is receiving any payments from the Company pursuant to the Agreement or the Agreement between the Company and Executive dated December 30, 2008 (the “Change in Control Agreement”).  The net loss from the future year shall be subtracted from the net gain in the preceding fiscal year (or the most recent prior fiscal year in which a bonus was paid on pre-tax net income that has not been fully offset by later net losses).  The amount of the bonus for such prior fiscal year shall be recalculated on the reduced amount, and any decrease in such prior year bonus shall be repaid by the Executive to the Company within twelve months of the date such calculations are final, pursuant to a schedule agreed to in good faith by the Company and the Executive.  If the Committee uses its discretion to reduce the bonus amount payable hereunder, the amount of the discretionary reduction shall be available to satisfy any reduction required because of the net loss in a future fiscal year.

Example 1:  Pre-tax net income for 2011 is $25 million.  Executive is paid a cash bonus no later than March 15, 2012 equal to $225,000 (1% of $20 million, plus .5% of $5 million) (no discretionary reduction is made by the Committee).

In fiscal 2012, the Company incurs a pre-tax net loss of $10 million.  The bonus for 2011 is recalculated based on total net income of $15 million ($25 million from 2011 - $10 million loss from 2012), resulting in a bonus amount of $150,000.  Executive must repay the Company $75,000.

Example 2:  Pre-tax net income for 2011 is $25 million.  Executive would be entitled to a cash bonus no later than March 15, 2012 equal to $225,000 (1% of $20 million, plus .5% of $5 million), but the Committee exercises its discretion to reduce the bonus amount to $175,000.

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In fiscal 2012, the Company incurs a pre-tax net loss of $10 million.  The bonus for 2011 is recalculated based on total net income of $15 million ($25 million from 2011 - $10 million loss from 2012), resulting in a bonus amount of $150,000.  Because the Executive was only paid $175,000 in 2011, the Participant must repay the Company only $25,000.

c.  Sources for Repayment.  Any repayments owed by the Executive to the Company pursuant to Sections 4(a) or 4(b) may be offset from salary, bonus, severance or other payments payable to the Executive from the Company, including, if and to the extent permitted under Section 409A, any payments payable pursuant to this Agreement or the Change in Control Agreement, whether such payments are to be made during or after Executive’s employment with the Company.

5.             Eligibility for Payment of Award

The Executive shall have no vested right to receive a bonus until such time as the Committee has certified the amount of such bonus for any fiscal year.  No bonus will be paid if Executive is not an active employee of the Company or an affiliate at the end of the fiscal year to which the bonus relates; provided, however, at the discretion of the Committee, partial bonuses may be paid if Executive is terminated without cause or retires, dies or becomes permanently and totally disabled during the fiscal year.  The Executive shall not have any interest in any specific asset of the Company as a result of these provisions, and his rights to a bonus hereunder shall be equivalent to that of a general unsecured creditor of the Company.

6.             Section 409A Compliance

These bonus provisions shall at all times be interpreted and operated in compliance with the requirements of Section 409A.  Any provision hereunder that is determined to violate the requirements of Section 409A or that would result in a “plan failure” under Section 409A shall be void and without effect.  The Company and the Committee shall have the authority to delay the commencement of all or a part of the payments to the Executive hereunder to a date which is six months after the date of Executive’s separation from service (and on such date the payments that would otherwise have been made during such six-month period shall be made), but only to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and the Committee will take into account any transitional rules and exemption rules available under Section 409A.  Payments of bonus amounts hereunder are intended to satisfy the “short-term deferral” exception under Section 409A.

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